                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                             FORM 8-K

                          CURRENT REPORT



              Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)  October  28, 1998


                            ONEIDA LTD.
      (Exact name of Registrant as specified in its charter)



       NEW YORK                          1-5452                   15-0405700
    (State or other                   (Commission              (I.R.S.  Employer
     jurisdiction of                   File Number)             Identification
     incorporation)                                                  Number)


163-181 KENWOOD AVENUE, ONEIDA NEW YORK                    13421
(Address of principal executive offices)                 (Zip Code)

Registrant's telephone number, including area code   (315) 361-3000

Former name or former address, if changed since last report        N/A

ITEM 5.   OTHER EVENTS

Description of Securities.

Common Stock, par value $1.00 per share (the "Common Stock")

Dividend Rights. Subject to the prior rights of the holders of the Registrant's 6% Cumulative Preferred Stock, par value $25 per share (the "Preferred Stock") to receive cumulative dividends at the rate of 6% of par value per annum, payable quarterly on the 30th day of each March, June, September and December in each year, and subject further to the restrictions referred to below, holders of the Common Stock are entitled to receive dividends at the discretion of the Board of Directors out of funds legally available therefor.

The Note Agreements pursuant to which the Registrant's 7.49% and 8.52% Senior Notes were issued provide in effect that the Registrant will not (1) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Registrant), or (2) directly or indirectly, or through any subsidiary, purchase, redeem or retire any shares of its capital stock or any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for the same or similar securities or out of the net cash proceeds from the issuance or sale of other shares of capital stock of the Registrant), or (3) make any other payment or distribution, either directly or indirectly or through any subsidiary, in respect of its capital stock, if after giving effect thereto, the aggregate amount of all Restricted Payments made during the period from and after January 28, 1996, to and including the date of the Restricted Payment in question would exceed the sum of:

              (a)  $12,500,000, plus

              (b) 75% (or minus 100% in the case of a deficit) of Consolidated Adjusted Net Income for such period (computed on a cumulative basis for the entire period from January 28, 1996).

On the basis of the Registrant's August 1, 1998 closing figures, this requirement of the Note Agreements had the effect of limiting to $30,666,000 the amount which can be used by the Registrant for the declaration of restricted dividends, and for the making of restricted payments and investments after August 1, 1998.

The Note Agreements also provide that the Registrant will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after its date of declaration.

The Note Agreement pursuant to which the Registrant's Revolving Credit Agreement was issued provides in effect that neither the Registrant nor any Restricted Subsidiary will declare, make, pay or incur liability for any Restricted Dividend other than (i) a Restricted Dividend paid to the Registrant by a Restricted Subsidiary, and (ii) Restricted Dividends which do not exceed the sum of $8,000,000 plus 50% of Consolidated Adjusted Net Income accumulated subsequent to January 28, 1996.

On the basis of the Registrant's August 1, 1998 closing figures, this requirement of the Note Agreements had the effect of limiting to $15,991,000 the amount which can be used by the Registrant for the declaration of Restricted Dividends after August 1, 1998.

Voting Rights. Each holder of Common Stock is entitled to one vote for each share of Common Stock outstanding in his or her name on the books of the Company.

Liquidation Rights. Subject to the prior rights of the holders of the Preferred Stock upon any distribution of capital assets to receive an amount equal to the par value of each share of Preferred Stock held plus an amount equal to all unpaid accumulated dividends thereon, holders of the Common Stock are entitled to receive any and all assets remaining to be distributed after distribution to holders of the Preferred Stock.

Pre-emptive Rights. The Common Stock has such pre-emptive rights as are provided by the laws of the State of New York.

Conversion Rights. None.

Redemption Provisions.  None.

Sinking Fund Provisions.  None.

Liability to Further Calls or to Assignment by the Registrant.  None.

Restriction on the Purchase of the Shares. There is no restriction on the purchase or redemption of shares of the Common Stock by reason of the existence of any arrearage in the payment of dividends or sinking fund installments.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                 ONEIDA LTD.

                                                 /s/ CATHERINE H. SUTTMEIER

                                                 Catherine H. Suttmeier
                                                 Vice President, Secretary and
                                                 General Counsel


Dated: October 28, 1998